Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Jrsis Health Care Corporation

We consent to the inclusion in this Form S-1 Registration No. 333-224703 (Post-Effective Amendment No. 1) to the Registration Statement of Jrsis Health Care Corporation of our report dated April 1, 2019 relating to the financial statements of Jrsis Health Care Corporation which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co. (as successor to Centurion ZD CPA Limited)

Certified Public Accountants

Hong Kong, China

September 26, 2019